SCHEDULE 14A INFORMATION

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

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THE PROVO GROUP, INC.

1100 Main Street, Suite 1830

Kansas City, Missouri 64105

REQUEST FOR CONSENT OF LIMITED PARTNERS

July 19, 2013

Dear Limited Partner:

IMPORTANT: Biennial Consent to Sale

As a Limited Partner in DiVall Insured Income Properties 2 Limited Partnership (“DiVall 2” or the “Partnership”) we are providing you and our other Limited Partners an opportunity to consent to a sale of the Partnership’s Properties and the dissolution of the Partnership (“Proposed Sale and Dissolution”). The Consent Solicitation is made on behalf of the Partnership by The Provo Group, Inc., as General Partner of the Partnership.

During the Consent process in May 2001, we expressed to you that if the majority did not consent to the Proposed Sale and Dissolution (in 2001, 74% voted against such sale and dissolution) that we would circulate a new Consent every two years to provide the Limited Partners’ additional opportunities to submit their consent regarding such sale and dissolution. We conducted a similar Consent process in 2003, 2005, 2007 and 2011, and in each instance the majority of Limited Partners have not voted in favor of such a sale. In 2009, a majority of the Limited Partners voted, in response to the Partnership’s Consent solicitation, to extend the term of the Partnership to November 30, 2020.

On or about July 19, 2013, we began mailing a Notice of Internet Availability (“Notice”) of the Partnership’s Consent Solicitation Materials to you and the other Limited Partners informing you that the Consent statement, Consent Card, our 2012 Annual Report filed on Form 10-K, and voting instructions are available on the Internet at www.divallproperties.com/relations.php. As is more fully described in the Notice, investors may choose to access the Partnership’s Consent Solicitation Materials on the Internet, or may request to receive a paper copy of the Consent Solicitation Materials and or the Consent Card at no charge by August 9, 2013 to facilitate timely delivery. The request can be made via telephone at 1-800-547-7686 (DiVall Investor Relations), e-mail to edevera@phxa.com, or the Internet at www.divallproperties.com/newsletter.php. This hard copy election will apply to future consent packages by us as well. If you print the on-line Consent Card, please call DiVall Investor Relations at 1-800-547-7686 for your specific investor label information that must be included on the Consent Card prior to executing and mailing.

No meeting will be held in connection with this 2013 solicitation of consents from the Limited Partners. To be counted, a properly executed, signed and labeled Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”), located at 2401 Kerner Blvd, San Rafael, CA 94901, on or before August 31, 2013.

Only Limited Partners of record at the close of business on May 31, 2013 will be entitled to vote by executing and returning a Consent Card. A vote “FOR” the Consent will authorize the Partnership to proceed with the Proposed Sale and Dissolution.

Because the Proposed Sale and Dissolution requires a majority of “FOR” consents to pass, a vote to “ABSTAIN” and the failure to return a Consent Card enclosed would have the same effect as a vote “AGAINST”.

Although we are circulating consents to poll the Limited Partners, the General Partner recommends a vote “AGAINST” the sale of the Partnership’s Properties and the resultant liquidation and dissolution of the Partnership.

If we do not receive a majority of consents for the Proposed Sale and Dissolution by August 31, 2013, we will continue to operate the Partnership . . . business as usual. We will also circulate a new consent in two years to again poll Limited Partner preferences. If, however, more than 50% of all outstanding units consent to the Proposed Sale and Dissolution, we will move forward immediately with a competitive bid process to sell the Properties and liquidate and dissolve the Partnership.

Very truly yours,

THE PROVO GROUP, INC., as General Partner of

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

By:	/s/ Bruce A. Provo
President

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 MAIN STREET, SUITE 1830

KANSAS CITY, MISSOURI 64105

CONSENT STATEMENT

July 19, 2013

General Information

The Partnership is engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership owns 12 properties (collectively the “Properties” and individually a “Property”). All of the Properties are leased on a triple-net basis with the Partnership as lessor and the operator of a business as a tenant (collectively the “Leases,” individually a “Lease”). All of the tenants operate as fast-food, family style or casual/theme restaurants (such as Wendy’s, Applebee’s, etc.).

The Partnership’s Agreement of Limited Partnership dated as of November 20, 1987, and amended as of November 25, 1987, February 20, 1988, June 21, 1988, February 8, 1993, May 26, 1993, June 30, 1994 and November 9, 2009 (as amended, the “Partnership Agreement”) provides that the Partnership be dissolved on November 30, 2020, or earlier upon the prior occurrence of any of the following events: (i) the disposition of all properties of the Partnership; (ii) the written determination by the General Partner that the Partnership’s assets may constitute “plan assets” for purposes of ERISA; (iii) the agreement of Limited Partners owning a majority of the outstanding interests to dissolve the Partnership; or (iv) the dissolution, bankruptcy, death, withdrawal, or incapacity of the last remaining General Partner, unless an additional General Partner is elected previously by a majority of the Limited Partners.

During the Second Quarters of 2001, 2003, 2005, 2007 and 2011, consent solicitations were circulated (the “2001, 2003, 2005, 2007 and 2011 Consents”, respectively), which if approved would have authorized the sale of the Partnership’s Properties and dissolution of the Partnership (“Proposed Sale and Dissolution”). A majority of the Limited Partners did not vote in favor of any of the 2001, 2003, 2005, 2007 or 2011 Consents. During the Third Quarter of 2009, consent solicitations were circulated (the “2009 Consent”) to extended the term of the Partnership ten years to November 30, 2020. A majority of the Limited Partners voted in favor of the extension. Therefore, the Partnership’s term was extended and it continues to operate as a going concern.

This Consent Statement is being furnished to holders (“Limited Partners”) of limited partnership interests (“Units”) in DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership (“Partnership”), in connection with the solicitation of written consents by the Partnership to approve a sale of all of the Partnership’s Properties, which would result in the liquidation and dissolution of the Partnership (the “Proposed Sale and Dissolution”). No meeting will be held in connection with this solicitation of consents from the Limited Partners.

Consents for the Proposed Sale and Dissolution are solicited on behalf of the Partnership by The Provo Group, Inc., the general partner of the Partnership (the “General Partner”). Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. We also may make arrangements with brokers, banks and other custodians, nominees, fiduciaries and limited partners of record to forward solicitation material to the beneficial owners of Units held of record by such persons. The total cost of soliciting the Consents will be borne by the Partnership.

Only Limited Partners of record at the close of business on May 31, 2013 will be entitled to vote by executing, signing and returning a properly labeled Consent Card. A vote “FOR” the Consent will authorize the Partnership to proceed with the Proposed Sale and Dissolution.

Because the Proposed Sale and Dissolution requires a majority of “FOR” consents to pass, a vote to “ABSTAIN” and the failure to return a Consent Card will have the same effect as a vote “AGAINST”. To be counted, a properly executed, signed and labeled Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”), which is located at 2401 Kerner Blvd., San Rafael, CA 94901, on or before August 31, 2013. Failure of a Limited Partner to return a Consent Card will constitute a vote “AGAINST” the Proposed Sale and Dissolution.

A Limited Partner may revoke its Consent Card at any time prior to August 31, 2013, or other conclusion of the Consent solicitation process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first made available to Limited Partners on or about July 19, 2013. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting either “FOR” or “AGAINST” the Proposed Sale and Dissolution, the General Partner may declare the Consent solicitation process concluded and will be bound by the results of such process. In any event, unless the General Partner elects to extend the deadline of the consent solicitation, the Consent solicitation processes and the opportunity to vote by returning a Consent Card, will end on August 31, 2013.

Important Notice Regarding the Internet Availability of Consent Materials for the Consent Solicitation. A full set of Consent Solicitation Materials is not being mailed to Limited Partners. This Consent Statement, the Consent Card, voting instructions, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available on-line at www.divallproperties.com/relations.php. Under new rules issued by the SEC, we are providing Internet access to our Consent Solicitation Materials and a Consent Card, as noted in our Notice of Internet Availability (the “Notice”) mailed to investors on or around July 19, 2013. In addition, an investor may elect to receive a paper copy of the full set of Consent Solicitation Materials and or a Consent Card at no charge by June 10, 2013 to facilitate timely delivery. The request can be made via telephone at 1-800-547-7686 (DiVall Investor Relations), e-mail to edevera@phxa.com, or the Internet at www.divallproperties.com/newsletter.php. If an investor prints the on-line Consent Card, they must call DiVall Investor Relations at 1-800-547-7686 for their specific investor label information that is to be included on the Consent Card prior to executing, signing and mailing. This election will apply to future consent packages by us as well.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to the Partnership Agreement. As of December 31, 2012, the Partnership consisted of one General Partner and 1,652 Limited Partners owning an aggregate of 46,280.3 Units. The Units were sold commencing February 23, 1988, pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933 (Registration 33-18794) as amended. On June 30, 1989, the former general partners exercised their option to extend the offering period to a date no later than February 22, 1990. On February 22, 1990, the Partnership closed the offering at 46,280.3 Units. The Units are not currently traded on any exchange or other public market.

Through this Consent process, the General Partner is seeking an indication from the Limited Partners whether they want to pursue a sale of all of the Properties of the Partnership, which would result in the liquidation and dissolution of the Partnership.

The Partnership Agreement as amended provides in Section 2.2 that the Partnership will terminate and dissolve on November 30, 2020. The Partnership Agreement also provides in Section 10.2 that the Partnership Agreement may be amended upon the vote of the Limited Partners holding more than 50% of the outstanding Units. The total number of outstanding Units as of December 31, 2012, was 46,280.3 Units. Each Unit is entitled to one vote.

As of December 31, 2012, the Partnership had 1,652 record holders of Units in the Partnership. Based on information known to the Partnership and filed with the SEC, the following person was known to beneficially own 5% or more of the outstanding Interests as of December 31, 2012:

Title of Class	Name and Address of Beneficial Owner	Interests Beneficially Owned	Percentage of Interests of Outstanding(1)
Limited Partnership Interests	Jesse Small (2) 401 NW 10th Terrace Hallandale, FL 33009	6,246	13.50%

(1)	Based on 46,280.3 Limited Partnership Interests outstanding as of December 31, 2012.
(2)	Jesse Small may be deemed to beneficially own with such voting and investment power the Interests listed above.

As of December 31, 2012, the General Partner did not own any Limited Partnership Interests in the Partnership. TPG Finance Corp. owns 200 Limited Partnership Interests in the Partnership as of December 31, 2012. The President of the General Partner, Bruce A. Provo, is also the President of TPG Finance Corp., but is not a shareholder.

Forward-Looking Statements

This Consent Statement contains forward-looking statements. When used in this Consent Statement the words “believes,” “anticipates,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties, including but not limited to those risks described in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2013. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of these and other risks, including the inability of the general partner to find a suitable purchaser for the properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the properties, the discovery of an environmental condition impacting one or more of the properties, an economic downturn in the markets in which the properties are located and various other factors. The Partnership undertakes no obligation to publicly release any updates or revisions to forward-looking statements to reflect any future events or circumstances.

Proposed Property Sale and Dissolution of the Partnership

Through this Consent process, the General Partner is seeking an indication from the Partnership’s Limited Partners of whether they want the General Partner to commence the pursuit and sale of all of the Partnership’s Properties, which would result in the subsequent liquidation and dissolution of the Partnership (the “Proposed Sale and Disposition”).

The Partnership’s Amended and Restated Agreement of Limited Partnership provides in Section 10.2 that the General Partner may not sell substantially all of the Properties without the approval of Limited Partners holding more than 50% of the Units.

The General Partner recommends a vote “AGAINST” the Proposed Sale and Dissolution as set forth below:

Description of Partnership’s Business

The Partnership is engaged in the business of owning and operating its investment portfolio of commercial real estate properties (the “Properties”). The Properties are leased on a triple net basis to, and operated primarily by, franchisors or franchisees of national, regional and local retail chains under long-term leases. The lessees are all fast food, family style, and casual/theme restaurants. At the date of this Consent, the Partnership owned 12 Properties. Each of the Properties is described more fully under “The Properties” below.

The original Lease terms for almost all of the Properties are from five to twenty years from the dates of their respective inception. Most of the Leases provide for minimum rents (“Base Rents”) and additional rents based upon a percentage of gross sales in excess of specified breakpoints (“Percentage Rents”). The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. The Partnership owns one restaurant, which is located on a parcel of land that it does not own, but where it has entered into a long-term ground lease, as lessee, which is set to expire in 2018. The Partnership has the option to extend the ground lease for two additional ten year periods. The Partnership owns all improvements constructed on the land (including the building and improvements) until the termination of the ground lease, at which time all constructed improvements will become the land owner’s property. The tenant, a Kentucky Fried Chicken restaurant franchisee (“KFC”), is responsible for the $3,400 per month ground lease payment per the terms of its lease with the Partnership.

The General Partner has determined that the leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the property, excluding the cost of the land, is depreciated over its estimated useful life.

As of May 31, 2013, the aggregate Base Rents estimated to be received under the current operating leases for the Partnership’s Properties are as follows:

Year ending December 31,
2013	$1,031,678
2014	974,409
2015	826,500
2016	813,882
2017	742,380
Thereafter	2,657,163

$7,046,012

The Percentage Rents generated from operations of the Partnership’s Properties in 2012, 2011, and 2010 were approximately $465,000, $431,000 and $398,000, respectively.

Nine of the Partnership’s twelve Properties are leased to three significant tenants, Wendgusta, LLC (“Wendgusta”), Wendcharles I, LLC (“Wendcharles I”) and Wendcharles II, LLC (“Wendcharles II”), all three of whom are Wendy’s restaurant franchisees. The property lease(s) for the three tenants comprised approximately 53%, 14% and 8%, respectively, of the total 2012 Base Rents.

Expenses: The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2012 generally represent the expected level of expenses. Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict significant reductions in expenses for the foreseeable future.

The Properties

As of May 31, 2013, the Partnership owned the following properties:

Acquisition Date	Expiration of Current Lease	Tenant/ Concept	Location	2013 Base Rent $		Internal 12/31/12 NAV $
10/10/88	06/30/18	Kentucky Fried Chicken	1014 S. St. Francis Dr. Santa Fe, NM	60,000		706,000

04/20/89	5/31/14	Daytona’s All Sports Café	4875 Merle Hay Des Moines, IA	66,000		589,000

05/31/90	10/31/14	Applebee’s	2770 Brice Rd. Columbus, OH	139,178		1,676,000

12/22/88	11/06/21	Wendy’s	1721 Sam Rittenburg Blvd. Charleston, SC	76,920		1,389,000

12/22/88	11/06/21	Wendy’s	3013 Peach Orchard Rd. Augusta, GA	86,160		1,612,000

02/21/89	11/06/21	Wendy’s	1901 Whiskey Rd. Aiken, SC	96,780		1,841,000

02/21/89	11/06/21	Wendy’s	1730 Walton Way August, GA	96,780		1,413,000

02/21/89	11/06/21	Wendy’s	343 Foley Rd. Charleston, SC	70,200		1,220,000

02/21/89	11/06/26	Wendy’s	361 Hwy. 17 Bypass Mount Pleasant, SC	77,280	*	1,281,000

03/14/89	11/06/21	Wendy’s	1004 Richland Ave. Aiken, SC	90,480		1,566,000

12/29/89	11/06/21	Wendy’s	1717 Martintown Rd. N. Augusta, GA	87,780		1,633,000

12/29/89	11/06/16	Wendy’s	3869 Washington Rd. Martinez, GA	84,120		1,144,000

		Total:		$1,031,678		$16,070,000

*	The annual rent for the Wendy’s Mt. Pleasant, SC store will be effectively reduced to $68,135 for the tenant through the application of monthly rent credits attributable to the condemnation settlement agreement described in more detail below.

Recent Developments

Wendy’s- 361 Highway 17 Bypass, Mt. Pleasant, SC Property

On November 30, 2010, the County of Charleston made a purchase offer (“Initial Offer”) of approximately $177,000 to the Partnership in connection with an eminent domain (condemnation) land acquisition of approximately 5,000 square feet of the approximately 44,000 square feet of the Wendy’s- Mt. Pleasant, SC (“Wendy’s- Mt. Pleasant”) property. In October of 2011, the Partnership received Notice (“Condemnation Notice”) that the County of Charleston filed condemnation proceedings on October 12, 2011, which in effect permits the County of Charleston to take possession of approximately 5,000 square feet of the Wendy’s- Mt. Pleasant property and to begin construction of the planned road improvements. The Partnership had until November 11, 2011, to reject the Initial Offer for the purchase of the property and rejected the tender of payment.

However, the Initial Offer remained valid during the period the Partnership disputed the County of Charleston’s position that the $177,000 reflected just compensation for the taking of the property. By and through respective legal counsel, the Partnership and the lessee, Wendcharles I, each filed a Notice of Court Appearance (“Notice of Appearance”) and requested a jury trial in October 2012. In addition, the Partnership and the lessee served one set of joint initial discovery requests (“Interrogatories” and “Requests for Production”) with the County requesting information about and access to up-to-date project plans and any and all other information pertaining to this matter. As the Partnership continued to dispute the Initial Offer as fair value of the land acquisition, mediation between the Partnership and the County was scheduled for February 1, 2013. The County was to have provided an updated appraisal of the taking prior to the mediation date to incorporate the value impact of eliminating one of the two access drives among other unique impacts not previously addressed in the initial appraisal. However, the appraisal was not completed and the February 1, 2013 mediation was cancelled. Mediation was subsequently held on March 15, 2013 with no settlement achieved.

During April 2013, the Condemnor (Charleston County, S.C.) and Landowner settled the total award for just compensation in the amount of $871,000. The combined contingent legal fees shared by both Landlord and Tenant counsels approximated $147,500. During June 2013, the Landlord and Tenant reached an agreement to share the Net Settlement proceeds of $724,000 equally over the term of the lease, before option exercise. The Tenant share will be paid with an initial $181,000 lump sum payment as of the effective date and monthly rent credits beginning August 1, 2013 of $1,830 over the remaining ninety nine (99) months of the existing lease term in the aggregate amount of $181,000. As part of the settlement, the Tenant has exercised one, five (5) year option at current rental rates without further settlement credits. The Landlord will receive $543,000, with $362,000 available for distribution to the partners and the remaining $181,000 recorded as deferred credits to be amortized monthly to rental income offsetting the rent credits allowed under the settlement agreement.

The net book value of the land purchased was $33,991 and was reclassified to a property held for sale during the fourth quarter of 2010.

Reason for Property Sale and Dissolution Consent

In 1998, the General Partner determined for a variety of reasons, that it was in the best interest of the Limited Partners and the Partnership to attempt to sell the Properties and then liquidate and dissolve the Partnership. The General Partner solicited and obtained the consent (the “1998 Consent”) of the holders of more than 50% of the Units to attempt to dispose of the Properties upon certain terms.

Although the Partnership made substantial effort to market the Properties during 1998, it did not receive a bid for the Properties which met the terms of the 1998 Consent. Though the Partnership has entertained some proposals to acquire the Properties over the past several years, none met the criteria established in the 1998 Consent, nor have they been of a nature that the General Partner believed warranted seeking the approval of the Limited Partners. The General Partner believes that the 1998 Consent is so stale at this point that it no longer serves as appropriate authority to proceed with a sale, even if one were available on the terms outlined in such Consent.

The General Partner is willing to be guided by the preferences of the holders of a majority of the outstanding Units with respect to whether to actively market and sell the Properties for the purpose of liquidating the Partnership. Thus, as it did with the 2001, 2003, 2005, 2007, 2009 and 2011 Consents, the General Partner is soliciting the Limited Partners to determine their desires with respect to such approach. If a majority of the Limited Partners do not consent to the sale of the Partnership’s Properties, which would result in the liquidation and dissolution of the Partnership, the General Partner intends to seek a similar consent every two years in order to remain informed as to whether the holders of Units want to dispose of the Properties and liquidate and dissolve the Partnership.

The Partnership is currently set to expire on November 30, 2020. The General Partner believes there are few investment alternatives available in these current turbulent times that provide the stability and security of triple net leased properties without mortgage encumbrances. The Partnership has no debt and therefore, no refinancing or sale pressures. The Partnership simply collects the rents on its Leases (more than half of which have approximately ten years remaining on their terms), pays its management and operating expenses, and distributes the balance to the Limited Partners. So long as the Properties remain leased and the tenants are viable, the investment returns should remain stable.

Over the years, the Partnership has selectively sold properties where the General Partner believed it was receiving a fair price. In some instances the sales were motivated by a desire to improve the overall risk portfolio of the Partnership. Even if a majority of the Limited Partners does not consent to the sale of all of the Properties, the General Partner may continue to “prune” the portfolio on a selective basis.

During the financial crisis and subsequent tepid recovery, the market for triple net lease properties, especially those with high credit tenants, remained relatively active. Initially, prices declined. However, with the various rounds of quantitative easing by the Federal Reserve, interest rates were driven to historic lows. In a search for yield, triple net leases became more attractive as an alternative investment. With this increased demand, the capitalization, or “cap” rates, compressed, and sales prices increased. With recent bond market volatility due to the Federal Reserves’ “tapering” of its active bond purchasing, rates have increased dramatically. This may well put pressure on “cap” rates that will negatively affect sales values. Nevertheless, if the partnership assets were sold, the safe reinvestment yield alternatives are still limited for the individual investor.

If the holders of more than 50% of the Units vote “FOR” the proposed sale, the General Partner will proceed in good faith to solicit the sale of all the Properties on the terms set forth below and proceed with the dissolution of the Partnership. If the Limited Partners do not authorize such sale, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership. Of course, the General Partner reserves the right at any time in the future, to seek the approval of the Limited Partners with respect to any disposition of all or substantially all of the Partnership’s Properties if the General Partner deems such disposition to be in the best interest of the Limited Partners.

Even if the holders of a majority of the Units vote “FOR” the proposed sale, there is no assurance that a sale on the terms outlined in this Consent Statement could be consummated.

DESCRIPTION OF PROPOSED SALE OF PARTNERSHIP PROPERTIES and SUBSEQUENT DISSOLUTION OF THE PARTERSHIP

If more than 50% of the Units vote in favor of this Consent, the General Partner will solicit competitive bids for the purchase of the Properties. The General Partner will attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any) in liquidation and dissolution of the Partnership.

Purchase Price

If the Proposed Sale and Dissolution passes, the General Partner would solicit bids which include both: (i) a purchase price for all of the Properties in the aggregate, and (ii) a purchase price for each of the Properties individually. New appraisals for all of the Partnership Properties would be secured and the Total Appraised Value of the Properties would be the minimum asking price (the “Asking Price”). The last time appraisals were received was February 5, 2001. At that time, the Total Appraised Value was $21,626,500, which included the values of 14 properties no longer owned by the Partnership, with an aggregate appraised value of $10,702,000. The internal 12/31/12 net asset value for the Partnership’s Properties was $16,070,000.

Certain fees, costs and expenses would be incurred by the Partnership in the sale process (the “Expenses”). Such Expenses may include (i) appraisal fees (ii) title insurance fees, (iii) survey fees, (iv) legal fees, (v) brokerage fees/commissions, (vi) filing fees, and (vii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5.5% of the total price.

Following the consummation of the sale of the Properties, the Partnership would incur additional expenses associated with winding up the Partnership’s affairs, liquidating its assets and dissolving the Partnership. Those expenses may include, without limitation: (i) escheat fees; (ii) legal fees; (iii) consent solicitation fees; (iv) printing and postage expenses; (v) tax preparation and audit fees; (vi) investor servicing fees; (vii) taxes; and (viii) management and overhead fees; and (ix) supplies and other administrative expenses

Effects on the Limited Partners

Advantages: There is currently no active or established trading market for Partnership Units. The values available to Limited Partners in the secondary market usually represent a discount from the value of the underlying assets of the Partnership, due in part to the lack of liquidity. The liquidation and dissolution of the Partnership would provide a manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling their Units individually and without being subjected to the normal secondary market discount and relatively high transaction fees. Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

Disadvantages: The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable income in line with historical performance for at least the next seven to nine (7 - 9) years. This represents a cash return of approximately 5-6% of the Internal 12/31/12 NUV. Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return. In today’s low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

If the Partnership is liquidated, the Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the sale of Properties on a per Unit basis exceeds the Limited Partners’ adjusted tax basis in each Unit.

Effect on the General Partner

The Partnership Agreement provides for the General Partner to receive up to a 3% commission (“Disposition Fee”) on the sale of any Partnership Properties if it provides a substantial portion of the services in the sales effort. If the Proposed Sale and Dissolution passes, meaning the requisite consents were received and the Partnership is liquidated and dissolved through sale of the Properties, the General Partner would collect such Disposition Fee and would not be entitled to future management fees as a result of the liquidation and dissolution of the Partnership.

FEDERAL INCOME TAX CONSEQUENCES OF PROPOSED SALE and DISSOLUTION

The following is a summary of the material Federal income tax consequences resulting from the sale of all of the properties, and the subsequent liquidation and dissolution of the Partnership which may affect a Limited Partner. This summary is included solely for the information of the Limited Partners. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner’s individual circumstances. Therefore each Limited Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the liquidation and dissolution of the Partnership to such Limited Partner.

This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), as well as the applicable existing regulations there under, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the liquidation and dissolution of the Partnership. Furthermore, no assurance can be given as to the accuracy or completeness of this summary and there can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the regulations set forth below. Each Limited Partner should be aware that the Code and the regulations are subject to change and in some instances may be given retroactive effect.

Taxation of Partnerships in General

An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, a partnership is an entity for which the items of income, gain, loss, deductions, and credits “flow through” to the partners, who are taxed in their individual capacities on their distributive shares of the partnership’s income, gain, loss, and deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership’s gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. However, each partner must account separately for its distributive share of the following partnership items: (1) short-term capital gains and losses, (2) long-term capital gains and losses, (3) gains and losses from sales or exchanges of property used in a trade or business or subject to involuntary conversion, (4) charitable contributions, (5) dividends for which there is a dividends-received deduction, (6) taxes paid or accrued to foreign countries and to U.S. possessions, (7) taxable income or loss, exclusive of items requiring separate computation, and (8) other items required to be stated separately either by Treas. Reg. §1.702-1 or because separate statement could affect the income tax liability of any partner, including but not limited to the following: recovery of bad debts, prior taxes, and delinquency amounts, deductible investment expenses, alternative minimum tax adjustments and tax preference items, investment interest, and any items subject to a special allocation under the partnership agreement.

Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its distributive share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. Such consistency requirement may be waived if the partner files a statement (IRS Form 8082) identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

Basis of Partnership Interests

A partner’s basis in its Unit is equal to its cost for such Unit, (i) reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and (ii) increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner’s share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner’s allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of the Proposed Sale

The sale of Partnership Properties in connection with the liquidation and dissolution of the Partnership would be a taxable event to the Limited Partners. Gain or loss on a sale of a property generally would be measured by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the property that is sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale. The adjusted basis of property is generally the basis on the day the property was acquired less deductions, allowed or allowable, for depreciation.

A substantial portion of the property, including building, land and equipment, which were held for more than one year, are expected to be treated as “Code Section 1231 assets.” Code Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of Code Section 1231 assets would be combined with any other Code Section 1231 gains or losses incurred by the Partnership in that year, and the Code Section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement. Notwithstanding the foregoing, certain depreciation recapture rules may cause some or all of the gains realized upon the liquidation of the Partnership Properties to be taxed at the partner level as ordinary income under I.R.C. Section 1250(a) or at a 25% rate by virtue of the “unrecaptured I.R.C. Section 1250 gain” rules. Section 1250 recapture will only be applicable to DiVall’s taxable investors.

Effect of Dissolution and Liquidation

Generally, upon the dissolution and liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner’s basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss allocated from the normal operations of the partnership during the year of liquidation may constitute ordinary income or loss.

Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than twelve (12) months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 20% rate. This rate may be 0% depending on the individual taxpayer’s taxable income and applicable tax bracket. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations. If the selling partner has a basis of zero and a deficit or negative capital account, it will realize additional income to the extent that it has been relieved of its obligation to repay the deficit or is subject to a qualified income offset.

Although the sale of a partnership interest (and the liquidation of the Partnership is treated as a sale of a partnership interest) generally gives rise to capital gain or loss, amounts received by a partner allocable to its share of unrealized receivables or substantially appreciated inventory may constitute ordinary income or loss. The term “unrealized receivables” includes any rights to income that have not been included in gross income under the method of accounting employed by the partnership (Treas. Reg. §1.751-1(c)).

Exempt Employee Trusts and Individual Retirement Accounts

Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from “debt-financed properties” as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as “inventory,” and are not held primarily for sale to customers in the ordinary course of the Partnership’s business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership’s temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS. THIS TRANSACTION MAY AFFECT SEVERAL FEDERAL TAXES, INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

Upon completion of the Proposed Sale, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement, including the liquidation of the Partnership

Properties. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership’s income resulting from the liquidation. The General Partner would attempt to obtain commercial insurance covering liabilities which the Indemnification Trust was established to cover. If such insurance is available, the Partnership would use proceeds from the Indemnification Trust to purchase such insurance coverage and the balance of the Indemnification Trust would be distributed with the sale proceeds during liquidation. If such insurance coverage is unavailable at a reasonable cost, the Indemnification Trust would be maintained for a period past termination of the Partnership in keeping with terms of such Indemnification Trust, and the proceeds thereof would be subsequently distributed to the Limited Partners.

REGULATORY REQUIREMENTS

There are no regulatory requirements in connection with the Proposed Sale and Dissolution.

Other than the requirement under Wisconsin law that the Partnership file, a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that would apply to a liquidation and dissolution of the Partnership.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document and its exhibits filed by the Partnership with the Securities & Exchange Commission are hereby incorporated in this Consent Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“Form 10-K”).

All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO SALE OF All OF THE PARTNERSHIP PROPERTIES and

SUBSEQUENT LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated July 19, 2013 respecting the proposed sale of all of the Partnership’s properties, which would result in the subsequent liquidation and dissolution of the Partnership (the “Proposed Sale and Dissolution”). The undersigned Limited Partner understands that the General Partner is seeking an indication of the Limited Partner’s desire to initiate a sale of all of the Partnership’s properties to one or more buyers.

The General Partner recommends a vote AGAINST a sale of all the Partnership’s properties, which would result in the liquidation and dissolution of the Partnership.

THIS PROPOSED SALE AND DISSOLUTION REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE MARK YOUR VOTE ON REVERSE SIDE AND SIGN AND DATE AND PROMPTLY MAIL TO:

Phoenix American Financial Services, Inc., 2401 Kerner Blvd, San Rafael, CA 94901

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

The General Partner recommends a vote AGAINST a sale of all of the Partnership’s Properties, which would result in the liquidation and dissolution of the Partnership.

Consent to the Sale of the Partnership’s Properties and Subsequent Dissolution of the Partnership: proposal to authorize the General Partner to sell all of the Partnership’s properties at such prices set forth in the July 19, 2013 Consent Statement and upon such terms as the General Partner shall determine. Approval of a sale of all the Partnership’s Properties will also be deemed an approval to the liquidation and dissolution of the Partnership.

FOR [    ] AGAINST [    ] ABSTAIN [    ]

Holder #	Units #	Please sign exactly as your name appears, on the label at left, representing your limited partnership interest. Call 1-800-547-7686 for specific label information if Consent Card printed via the Internet. When such interest(s) are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have signed in full corporate name by the president or other authorized officer. If a partnership, please have signed in the partnership’s name by an authorized person.

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